UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2009

Conn’s, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-50421	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3295 College Street Beaumont, Texas		77701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (409) 832-1696

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We previously announced that Thomas J. Frank, Sr. retired as our Chairman of the Board of Directors and Chief Executive Officer, and in connection therewith, we entered into an Executive Retirement Agreement with Mr. Frank, effective June 2, 2009. The Retirement Agreement was filed as Exhibit 10.14.2 to our Quarterly Report on Form 10-Q filed with the SEC on June 4, 2009.

On June 19, 2009, our Board of Directors approved, and effective as of June 2, 2009, we and Mr. Frank entered into a Employment Agreement, amending and restating Mr. Frank’s prior Employment Agreement and the Retirement Agreement to reflect Mr. Frank’s continued employment with us on a part-time basis as a non-executive employee, the Employment Agreement.  Pursuant to the terms of the Employment Agreement, effective as of the end of the business day on June 2, 2009, Mr. Frank will provide advisory and other employment services to us for an annual base salary of $144,000.  The term of the Employment Agreement is for 36 months and it will be automatically extended for successive 12-month periods thereafter unless terminated by us or Mr. Frank.  Under the Employment Agreement, Mr. Frank will be paid incentive compensation, if any, earned and accrued, but unpaid through the date of the Employment Agreement.  Mr. Frank, and his spouse, will also be entitled to the other benefits outlined in the Retirement Agreement and subject to the same restrictions contained in the Retirement Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.

Date:	June 25, 2009	By:	/s/ William C. Nylin, Jr.
Name: William C. Nylin, Jr.
Title: Chairman